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                  GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER
                                   JOINT LIFE
                            SECURESOURCE(R) 20 RIDER

This rider is made a part of the contract to which it is attached. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the contract.

This rider requires 100% allocation of purchase payments, any purchase payment credits and your Contract Value to one of various specified investment options. Your initial investment options and investment selection are shown under Contract Data. You will be notified of any change to the investment options available. Additional limitations may be imposed on the investment options available for selection as described in the Investment Options and Limits and Rider Charges provisions.

EXCESS WITHDRAWALS MAY REDUCE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWALS.

The additional charge for this rider is described in the Rider Charges provision.

DEFINITIONS

The following words are often used in this rider. When we use these words, this is what we mean:

ALP PERCENTAGE

The ALP Percentage is used to calculate your Annual Lifetime Payment. Two percentages are shown under Contract Data, Percentage A and Percentage B, and which percentage is used can vary as described in the "GBP Percentage and ALP Percentage" provision.

ANNUAL LIFETIME PAYMENT (ALP)

The Annual Lifetime Payment (ALP) is the lifetime benefit amount available each contract year after the Waiting Period and until the death of both Covered Spouses (see Death Benefit Before Annuitization) or termination of the rider. After the Waiting Period, the annual withdrawal amount guaranteed by the rider can vary each contract year.

ANNUAL LIFETIME PAYMENT ATTAINED AGE (ALPAA)

The Annual Lifetime Payment Attained Age (ALPAA), as shown under Contract Data, is the age at which the lifetime benefit is established.

CONTRACT DATE, CONTRACT ANNIVERSARY, RIDER ANNIVERSARY

Your contract date is shown under Contract Data. It is the date from which contract anniversaries, contract years, and contract months are determined. Your contract anniversary is the same day and month as the contract date each year that the contract remains in force. Your rider anniversary is the same as your contract anniversary unless the rider is issued after the contract date. It is the same day and month as the rider effective date each year that the rider remains in force.

COVERED SPOUSES

The Covered Spouses are established on the rider effective date and cannot be changed. The Covered Spouses are the owner and the owner's legally married spouse as defined under federal law, as named on the application and as shown under Contract Data for as long as the marriage is valid and in effect. If the owner is a non-natural person (e.g., a trust), the Covered Spouses are the annuitant and the legally married spouse of the annuitant.

ENHANCED LIFETIME BASE (ELB)

The Enhanced Lifetime Base is used in the calculation of the ALP on the later of the ELB Date or the establishment of the ALP. The ELB cannot be withdrawn or annuitized and is not payable as a death benefit.

EXCESS WITHDRAWAL

An excess withdrawal is a withdrawal that is greater than the Remaining Benefit Payment (RBP) for the basic benefit and/or Remaining Annual Lifetime Payment
(RALP) for the lifetime benefit.

EXCESS WITHDRAWAL PROCESSING

Certain benefits under this rider are reset if an excess withdrawal is taken. Basic benefit amounts are reset when the withdrawal is in excess of the RBP, and lifetime benefit amounts are reset when the withdrawal is in excess of the RALP.

GBA PERCENTAGE

The GBA Percentage is used to calculate your Guaranteed Benefit Payment. Two percentages are shown under Contract Data, Percentage A and Percentage B, and which percentage is used can vary as described in the "GBP Percentage and ALP Percentage" provision.

GUARANTEED BENEFIT AMOUNT (GBA)

The Guaranteed Benefit Amount (GBA) is equal to the total cumulative withdrawals guaranteed by this rider. The GBA cannot be withdrawn or annuitized and is not payable as a death benefit. The GBA is used to calculate the Guaranteed Benefit Payment.

GUARANTEED BENEFIT PAYMENT (GBP)

The Guaranteed Benefit Payment (GBP) is the basic benefit amount available each contract year after the Waiting Period until the RBA is reduced to zero. After the Waiting Period the annual withdrawal amount guaranteed by the rider can vary each contract year.


                                     Page 1                             (7/2009)

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REMAINING ANNUAL LIFETIME PAYMENT (RALP)

As you make withdrawals during a contract year, the remaining amount that the rider guarantees will be available for withdrawal that year is reduced. The Remaining Annual Lifetime Payment (RALP) is the lifetime benefit amount that can be withdrawn during the remainder of the current contract year.

REMAINING BENEFIT AMOUNT (RBA)

As you make withdrawals, they reduce the amount of GBA that is guaranteed by this rider for future withdrawals. At any point in time, the Remaining Benefit Amount (RBA) equals the amount of GBA that remains.

REMAINING BENEFIT PAYMENT (RBP)

As you make withdrawals during a contract year, the remaining amount that the rider guarantees will be available for withdrawal that year is reduced. The Remaining Benefit Payment (RBP) is the basic benefit amount that can be withdrawn during the remainder of the current contract year.

RIDER EFFECTIVE DATE

This rider is effective as of the contract date of this contract unless otherwise provided.

WAITING PERIOD

The Waiting Period is the number of years, shown under Contract Data, before you can take a withdrawal without affecting benefits under the rider. The Waiting Period starts on the rider effective date and ends after the number of years shown, on the day prior to the rider anniversary.

WITHDRAWAL

A withdrawal is the amount by which your contract value is reduced as a result of your withdrawal request. It may differ from the amount of your request due to any withdrawal charge and any market value adjustment.

WITHDRAWAL ADJUSTMENT BASE (WAB)

The Withdrawal Adjustment Base is one of the components used to determine the GBP Percentage and ALP Percentage. The WAB cannot be withdrawn or annuitized and is not payable as a death benefit.

GUARANTEED LIFETIME WITHDRAWAL BENEFIT

The Guaranteed Lifetime Withdrawal Benefit rider guarantees that regardless of investment performance you may take withdrawals each contract year after the Waiting Period until the death of both Covered Spouses (as described in the Death Benefit Before Annuitization provision) for the lifetime benefit or until the depletion of the basic benefit.

Before the lifetime benefit is established, the annual withdrawal amount guaranteed by the rider after the Waiting Period is the basic benefit amount.

After the lifetime benefit is established and after the Waiting Period, the rider guarantees that you have the option each contract year to cumulatively withdraw an amount up to the lifetime benefit amount or the basic benefit amount, but the rider does not guarantee withdrawal of both in a contract year.

The basic benefit amount and the lifetime benefit amount can vary based on the relationship of your contract value to the Withdrawal Adjustment Base. Each contract year after the Waiting Period, the percentages used to determine the benefit amounts are set when the first withdrawal is taken and fixed for the remainder of that year.

At any time after the Waiting Period, as long as your withdrawal does not exceed the greater of the basic benefit amount or the lifetime benefit amount, if established, you will not be assessed a withdrawal charge. If you withdraw a larger amount, the excess amount will be assessed any applicable withdrawal charges. Also, benefit amounts may be reduced in accordance with excess withdrawal processing. At any time you may withdraw any amount up to your entire withdrawal value, subject to excess withdrawal processing under the rider.

Subject to conditions and limitations, the basic benefit amount and the lifetime benefit amount can be increased if your contract value has increased on a rider anniversary as described in the Annual Step-Up provision.

Subject to conditions and limitations, if no withdrawals are taken prior to the ELB Date shown under Contract Data, the lifetime benefit may be increased (if already established) or the ELB may increase the lifetime benefit (when established) as describe in the Enhanced Lifetime Base (ELB) and Annual Lifetime Payment (ALP) provisions.

The values associated with the basic benefit are GBA, RBA, GBP and RBP. The values associated with the lifetime benefit are ALP, RALP, and ELB. ALP and GBP are similar in that they are the annual withdrawal amount for each benefit after the Waiting Period. RALP and RBP are similar in that they are the remaining amount that can be withdrawn during the current contract year for each benefit.


                                     Page 2                             (7/2009)

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We may modify the fee for this rider as described in the Rider Charges provision.

GBP PERCENTAGE AND ALP PERCENTAGE

During the Waiting Period, Percentage A, shown under Contract Data, will be used to determine the amount payable to beneficiaries under the Remaining Benefit Amount (RBA) Payout Option provision. After the Waiting Period, a comparison of your contract value and the Withdrawal Adjustment Base (WAB) determines your GBP Percentage and ALP Percentage unless the percentage is fixed as described below. On each valuation date, if the value calculated below is less than the Adjustment Threshold shown under Contract Data, then GBP Percentage A and ALP Percentage A shown under Contract Data are used in calculating your GBP and ALP, otherwise GBP Percentage B and ALP Percentage B are used. The value is calculated as follows but will not be less than zero:

              1 - (a/b)

          a = contract value at the end of the prior valuation period

          b = WAB at the end of the prior valuation period

When the first withdrawal in a contract year is taken, the GBP Percentage and ALP Percentage will be set and fixed for the remainder of that contract year. Beginning on the next rider anniversary, the GBP Percentage and ALP Percentage can change on each valuation date as described above until a withdrawal is taken in that contract year.

Your GBP Percentage and ALP Percentage will be set at the earliest of (1), (2) or (3) below and remain fixed for as long as the benefit is payable:

(1) when the RBA payout option is elected as described in the Remaining Benefit Amount (RBA) Payout Option provision, or

(2) if the ALP is established, when your contract value on a rider anniversary is less than two times the ALP (For the purpose of this calculation only, the ALP is determined using ALP Percentage B. The ALP Percentage used to determine your ALP going forward will be as described previously.), or

(3)  when the contract value reduces to zero.

For certain periods of time at our discretion and on a non-discriminatory basis, your GBP Percentage and ALP Percentage may be set by us to Percentage A if more favorable to you.

Throughout the remainder of this rider, your GBP Percentage and ALP Percentage will be either Percentage A or Percentage B as determined by this provision.

WITHDRAWAL ADJUSTMENT BASE (WAB)

Your WAB is determined at the following times and is subject to a maximum amount as shown under Contract Data:

1.   AT RIDER EFFECTIVE DATE

     If the rider is effective on the contract date, the WAB is set equal to the initial purchase payment plus any purchase payment credit.

     If the rider is effective on a contract anniversary, the WAB is set equal to the contract value on the later of that anniversary and the valuation date we receive your written request to add the rider.

2.   WHEN A SUBSEQUENT PURCHASE PAYMENT IS MADE

     Before a withdrawal is taken in the waiting period and at any time after the waiting period, the WAB will be increased by the amount of each additional purchase payment plus any purchase payment credit.

3.   WHEN A WITHDRAWAL IS TAKEN

     If the first withdrawal is taken during the Waiting Period, the WAB will be set equal to zero until the end of the Waiting Period.

     Whenever a withdrawal is taken after the Waiting Period, the WAB will be reduced by the amount in (A) unless the withdrawal is an excess withdrawal for the lifetime benefit (or the basic benefit if the ALP is not established) when it will be set equal to the amount in (B).

     (A)  The WAB is reduced by an amount as calculated below:

              a X b   where:
              -----
                c

          a = the amount the contract value is reduced by the withdrawal

          b = WAB on the date of (but prior to) the withdrawal

          c = the contract value on the date of (but prior to) the withdrawal.

     (B) If the ALP is not established and the current withdrawal exceeds the RBP, the WAB will be reset to the GBA immediately following excess withdrawal processing as described in the "Guaranteed Benefit Amount
          (GBA) and Remaining Benefit Amount (RBA)" provision, item 3.


                                     Page 3                             (7/2009)

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          If the ALP is established and the current withdrawal exceeds the RALP, the WAB will be reset to the ALP divided by the current

          ALP Percentage. In this calculation, we use the ALP immediately following excess withdrawal processing as described under "Annual Lifetime Payment (ALP)," item 4.

4.   ON RIDER ANNIVERSARIES

     Unless you decline a fee increase as described in the Rider Charges provision, the WAB will be increased to the contract value on each rider anniversary, if the contract value is greater, except as follows:

     (A) If a withdrawal is taken during the Waiting Period, the WAB will be increased to the contract value on each rider anniversary beginning at the end of the Waiting Period, if the contract value is greater.

     (B) If you decline a fee increase and a withdrawal is taken during the Waiting Period, the WAB will change on the rider anniversary at the end of the Waiting Period as described in the Rider Charges provision.

5. UPON CERTAIN CHANGES TO YOUR INVESTMENT SELECTION AS DESCRIBED IN THE INVESTMENT OPTIONS AND LIMITS PROVISION

6. ON THE LATER OF THE ELB DATE OR THE RIDER ANNIVERSARY WHEN THE ALP IS ESTABLISHED

     Unless you decline a fee increase as described in the Rider Charges provision, if the ELB is greater than zero, the WAB will be increased by an amount as calculated below, but not less than zero.

          (A)  The ELB, minus

          (B)  the greater of:

               i)   your contract value, or

               ii) the ALP before the ELB is applied, divided by the ALP Percentage (if the ALP is established) or the total RBA (if the ALP is established on the ELB Date).

GUARANTEED BENEFIT AMOUNT (GBA) AND REMAINING BENEFIT AMOUNT (RBA)

Your GBA and RBA are determined at the following times and are subject to a maximum amount as shown under Contract Data:

1.   AT RIDER EFFECTIVE DATE

     If the rider is effective on the contract date, the GBA and RBA are set equal to the initial purchase payment plus any purchase payment credit.

     If the rider is effective on a contract anniversary, the GBA and RBA are set equal to the contract value on the later of that anniversary and the valuation date we receive your written request to add the rider.

2.   WHEN A SUBSEQUENT PURCHASE PAYMENT IS MADE

     If a withdrawal is taken during the Waiting Period, the GBA and RBA will not change when a subsequent purchase payments is made during the Waiting Period. Prior to any withdrawal during the Waiting Period and after the Waiting Period, each additional purchase payment will have its own GBA and RBA established equal to the amount of the purchase payment plus any purchase payment credit. Upon each subsequent purchase payment:

     (A) the total RBA is recalculated to equal the sum of the individual RBAs immediately prior to the receipt of the additional purchase payment, plus the RBA associated with the additional purchase payment.

     (B) the total GBA is recalculated to equal the sum of the individual GBAs immediately prior to the receipt of the additional purchase payment, plus the GBA associated with the additional purchase payment.

3.   WHEN A WITHDRAWAL IS TAKEN

     If the first withdrawal is taken during the Waiting Period, the total GBA and total RBA will be set equal to zero until the end of the Waiting Period.

     Whenever a withdrawal is taken after the Waiting Period, the total GBA and total RBA will be equal to the amount in either (A) or (B) as follows:

     (A) If the current withdrawal is less than or equal to the RBP, the total RBA is reduced by the amount of the withdrawal and the total GBA is unchanged.

     (B) If the current withdrawal exceeds the RBP, excess withdrawal processing will occur as follows:

          (i) the total GBA will be reset to the lesser of its current value or the contract value immediately following the withdrawal; and

          (ii) the total RBA will be reset to the lesser of its current value less the amount of the withdrawal or the contract value immediately following the withdrawal.


                                     Page 4                             (7/2009)

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4.   ON THE RIDER ANNIVERSARY AT THE END OF THE WAITING PERIOD

     If the first withdrawal is taken during the Waiting Period and you did not decline a fee increase as described in the Rider Charges provision, the total GBA and the total RBA will be reset to the contract value.

     If the first withdrawal is taken during the Waiting Period and you decline a fee increase, the total GBA and the total RBA will change on the rider anniversary at the end of the Waiting Period as described in the Rider Charges provision.

5.   WHENEVER AN INDIVIDUAL RBA IS DEPLETED

     Whenever an RBA is depleted by a withdrawal, the GBA associated with that RBA will also be set to zero.

6.   UPON ANNUAL STEP-UP AS DESCRIBED IN THE ANNUAL STEP-UP PROVISION

7. UPON CERTAIN CHANGES TO YOUR INVESTMENT SELECTION AS DESCRIBED IN THE INVESTMENT OPTIONS AND LIMITS PROVISION

GUARANTEED BENEFIT PAYMENT (GBP)

At any point in time, the GBP is calculated as follows:

1.   Determine the lesser of (A) or (B) for each purchase payment where:

     (A)  is the individual GBA multiplied by the GBP Percentage, and

     (B)  is the individual RBA.

2. Add the results of Step 1 for each purchase payment to obtain the current total GBP.

If you withdraw less than the GBP in a contract year, there is no carry over to the next contract year.

REMAINING BENEFIT PAYMENT (RBP)

The RBP will be zero during the Waiting Period.

After the Waiting Period, at the beginning of each contract year and when the GBP Percentage changes, each individual RBP is set equal to each individual GBP.

When a payment is made after the Waiting Period, the RBP for each purchase payment is set equal to that purchase payment plus any purchase payment credit multiplied by the GBP Percentage.

The total RBP is equal to the sum of the individual RBPs.

Whenever a withdrawal is taken after the Waiting Period, the total RBP equals the total RBP immediately prior to the withdrawal less the amount of the withdrawal, but not less than zero.

ENHANCED LIFETIME BASE (ELB)

Your ELB is determined at the following times and is subject to a maximum amount as shown under Contract Data:

1.   INITIAL ESTABLISHMENT

     The ELB is established on the ELB Date, shown under Contract Data.

     If there have been any withdrawals prior to the ELB Date, the ELB is established as zero and will always be zero.

     Unless you decline a fee increase as described in the Rider Charges provision, if there have been no withdrawals prior to the ELB Date, the ELB is established as:

     (A)  the sum of all purchase payments received prior to the ELB Date, plus

     (B) purchase payments allowed under the Purchase Payments provisions of this rider and received during the first 180 days that the rider is in effect, multiplied by the Rider Credit Percentage shown under Contract Data.

2. IF THE ELB IS GREATER THAN ZERO WHEN A SUBSEQUENT PURCHASE PAYMENT IS MADE The ELB is increased by the amount of the purchase payment.

3.   IF THE ELB IS GREATER THAN ZERO WHEN A WITHDRAWAL IS MADE

     The ELB will be reduced by an amount determined by the following formula:

              a X b   where:
              -----
                c

          a = the amount the RBA is reduced as a result of the withdrawal

          b = the ELB on the date of (but prior to) the withdrawal

          c = the RBA on the date of (but prior to) the withdrawal.

     Additionally, if the current withdrawal exceeds the RBP, Excess Withdrawal Processing will occur and the ELB will be reset to the lesser of the amount determined by the formula above or your contract value after the withdrawal.

4.   IF THE ELB IS GREATER THAN ZERO AND YOU DECLINE A FEE INCREASE

     If you decline a fee increase under the Rider Charges provision; then the ELB is reset to zero and will always be zero.


                                     Page 5                             (7/2009)

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5.   ON THE LATER OF THE ELB DATE OR THE ESTABLISHMENT OF THE ALP

     After any adjustment to the ALP, the ELB will be reset to zero and will always be zero.

ANNUAL LIFETIME PAYMENT (ALP)

Your ALP is determined at the following times and is subject to a maximum amount as shown under Contract Data.

1.   INITIAL ESTABLISHMENT

     The ALP is established on the earliest of the following dates:

     (A) the rider effective date if the younger Covered Spouse has already reached the ALPAA.

     (B) the rider anniversary following the date the younger Covered Spouse reaches the ALPAA.

     (C)  upon the first death of a Covered Spouse, then

          1) the date we receive written request when the death benefit is not payable and the surviving Covered Spouse has already reached the ALPAA, or

          2) the date spousal continuation is effective when the death benefit is payable and the surviving Covered Spouse has already reached the ALPAA, or

          3) the rider anniversary following the date the surviving Covered Spouse reaches the ALPAA.

     (D)  Following dissolution of marriage of the Covered Spouses,

          1) the date we receive written request if the Covered Spouse who is the owner (or annuitant in the case of non-natural ownership) has already reached the ALPAA, or

          2) the rider anniversary following the date the Covered Spouse who is the owner (or annuitant in the case of non-natural ownership) reaches the ALPAA.

     For (B), (C) and (D) above, if the date described occurs during the Waiting Period and a prior withdrawal had been taken, we use the rider anniversary following the end of the Waiting Period to establish the ALP.

     If the ALP is established prior to the ELB Date shown under Contract Data, the ALP is set equal to the total RBA multiplied by the ALP Percentage. If the ALP is established on or following the ELB Date, the ALP is set equal to the ALP Percentage multiplied by the greater of the ELB or the total RBA.

2. WHENEVER THE ALP PERCENTAGE CHANGES AS DESCRIBED UNDER THE "GBP PERCENTAGE AND ALP PERCENTAGE" PROVISION

     If the ALP Percentage is changing from Percentage A to Percentage B, the ALP is reset to the ALP multiplied by Percentage B, divided by Percentage A.

     If the ALP Percentage is changing from Percentage B to Percentage A, the ALP is reset to the ALP multiplied by Percentage A, divided by Percentage B.

3.   WHEN A SUBSEQUENT PURCHASE PAYMENT IS MADE

     Before a withdrawal is taken in the Waiting Period and at any time after the Waiting Period, each purchase payment made increases the ALP by the amount of the purchase payment and any purchase payment credit multiplied by the ALP Percentage.

4.   WHEN A WITHDRAWAL IS TAKEN

     If a withdrawal is taken during the Waiting Period, the ALP, if established, will be set equal to zero until the end of the Waiting Period.

     Whenever a withdrawal is taken after the Waiting Period, the ALP will be equal to the amount in either (A) or (B) as follows:

     (A) If the current withdrawal is less than or equal to the RALP, the ALP is unchanged.

     (B) If the current withdrawal exceeds the RALP, excess withdrawal processing will occur and the ALP will be reset to the lesser of:

          (i)  the ALP immediately prior to the withdrawal, or

          (ii) the contract value immediately following the withdrawal multiplied by the ALP Percentage.

     If you withdraw less than the ALP in a contract year, there is no carry over to the next contract year.

5.   ON THE RIDER ANNIVERSARY AT THE END OF THE WAITING PERIOD

     If a withdrawal was taken during the Waiting Period and if the younger Covered Spouse has reached the ALPAA, the ALP is set equal to the RBA multiplied by the ALP Percentage.


                                     Page 6                             (7/2009)

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6.   ON THE ELB DATE IF THE ALP IS ESTABLISHED PRIOR TO THE ELB DATE

     The ALP will be reset to the greater of:

     (A)  the current ALP, and

     (B)  the ELB multiplied by the ALP Percentage.

7.   UPON ANNUAL STEP-UP AS DESCRIBED IN THE ANNUAL STEP-UP PROVISION

8. UPON STEP-UP FOLLOWING SPOUSAL CONTINUATION AS DESCRIBED IN THE SPOUSE'S OPTION TO CONTINUE CONTRACT PROVISION

9. UPON CERTAIN CHANGES TO YOUR INVESTMENT SELECTION AS DESCRIBED IN THE INVESTMENT OPTIONS AND LIMITS PROVISION

REMAINING ANNUAL LIFETIME PAYMENT (RALP)

The RALP is established at the same time as the ALP. The RALP will be zero during the Waiting Period.

After the Waiting Period, at the beginning of each contract year and when the ALP Percentage changes, the RALP is set equal to the ALP.

When a payment is made after the Waiting Period, the RALP is increased by the amount of that purchase payment plus any purchase payment credit multiplied by the ALP Percentage.

Whenever a withdrawal is taken after the Waiting Period, the RALP equals the RALP immediately prior to the withdrawal less the amount of the withdrawal, but not less than zero.

REQUIRED MINIMUM DISTRIBUTIONS

If you are taking required minimum distributions (RMD) from this contract and the RMD is greater than the RALP or RBP on the most recent rider anniversary, the portion of your RMD that is greater than the benefit amount will not be subject to excess withdrawal processing provided:

1.   the withdrawal is after the Waiting Period, and

2.   the RMD is for this contract alone, and

3. the RMD is based on your recalculated life expectancy taken from the Uniform Lifetime Table under the Code, and

4. the RMD amount does not otherwise exceed the amount based on the requirements of the Code Section 401(a)(9), related Code provisions, and regulations thereunder that were in effect on the effective date of this rider.

Any withdrawal during the Waiting Period will reset the basic benefit and lifetime benefit at the end of the Waiting Period as described in the "Guaranteed Benefit Amount (GBA) and Remaining Benefit Amount (RBA)" provision, item 4 and the Annual Lifetime Payment (ALP) provision, item 5. After the Waiting Period, withdrawal amounts greater than the RALP or RBP that do not meet the conditions above will result in excess withdrawal processing. The amount in excess of the RBP and/or RALP that is not subject to excess withdrawal processing will be recalculated if the RALP and RBP change due to GBP Percentage and ALP Percentage changes.

ANNUAL STEP-UP

Beginning with the first rider anniversary, an Annual Step-up may be available. If you take any withdrawals during the Waiting Period, the Annual Step-up will not be available until the rider anniversary following the Waiting Period. If you decline any Annual Rider Fee increase as described in the Rider Charges provision, future Annual Step-ups will no longer be available.

Other than the exceptions described above, the Annual Step-up will be executed on any rider anniversary where:

     -    your contract value is greater than the RBA or,

     - your contract value multiplied by the ALP Percentage is greater than the ALP.

If the Annual Step-up is executed, the basic benefit and lifetime benefit values will be adjusted on the rider anniversary as follows:

RBA STEP-UP

Subject to the maximum RBA shown under Contract Data, the total RBA will be increased to the contract value on the rider anniversary, if the contract value is greater.

GBA STEP-UP

Subject to the maximum GBA shown under Contract Data, the total GBA will be increased to the contract value on the rider anniversary, if the contract value is greater.

GBP STEP-UP

The GBP will be calculated as described earlier, based on the increased GBA and RBA.


                                     Page 7                             (7/2009)

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RBP STEP-UP

During the Waiting Period, the RBP will not change. After the Waiting Period, the RBP will be reset to the GBP after the Annual Step-up.

ALP STEP-UP

After the establishment of the ALP, subject to the maximum ALP shown under Contract Data, the ALP will be increased to the contract value on the rider anniversary multiplied by the ALP Percentage, if greater than the current ALP.

RALP STEP-UP

During the Waiting Period, the RALP will not change. After the Waiting Period, the RALP will be reset to the ALP after the Annual Step-up.

INVESTMENT OPTIONS AND LIMITS

This rider requires 100% allocation of purchase payments, any purchase payment credits and your contract value to one of various specified investment options shown under Contract Data, ranging from conservative to more aggressive risk classifications. You will be notified of any change to the investment options available. There may be a limitation of available options (1) based on the amount of the initial purchase payment we accept for your contract or (2) if you decline any Annual Rider Fee increase as described in the Rider Charges provision.

Accumulation phases are periods of time (1) beginning on the rider effective date and ending with your first withdrawal and (2) beginning with a benefit reset due to an investment option change as described in this provision and ending with any subsequent withdrawal. During these accumulation phases, you can allocate your contract value to any available investment option for this rider. You may request to change your investment allocation by written request or by another method agreed to by us. You must transfer 100% of your contract value and designate future allocations to one of the available investment options. The number of elective investment option changes permitted per contract year is shown under Contract Data. Additionally, we reserve the right to limit the number of investment option changes permitted if required to comply with the written instructions of a fund.

Withdrawal phases are periods of time starting with your first withdrawal while you are in an accumulation phase and continuing until you reallocate your contract value to an investment option that is more aggressive than the Target Investment Option Classification. If your current investment option classification is more aggressive than the Target Investment Option Classification shown under Contract Data and if you take a withdrawal, then we will reallocate your contract value to an investment option with the Target Investment Option Classification immediately following a withdrawal. We reserve the right to change the Target Investment Option Classification to an investment option classification that is more aggressive after 30 days written notice.

If you are in a withdrawal phase and if you choose to allocate your contract value to an investment option that is more aggressive than the Target Investment Option Classification, you will be in the accumulation phase again. (If the reallocation occurs during the Waiting Period, the prior withdrawal will have already reset your benefits to zero until the end of the Waiting Period.) If the reallocation occurs after the Waiting Period, your rider benefit will be reset when you choose the more aggressive investment option as follows:

     1. the total GBA will be reset to the contract value, if your contract value is less; and

     2. the total RBA will be reset to the contract value, if your contract value is less; and

     3. the GBP will be recalculated as described earlier, based on the reset GBA and RBA; and

     4. the RBP will be recalculated as the reset GBP less all prior withdrawals taken during the current contract year, but it will never be less than zero; and

     5. the ALP, if established, will be reset to the contract value multiplied by the current ALP Percentage, if this amount is less than the current ALP; and

     6. the RALP will be recalculated as the reset ALP less all prior withdrawals taken during the current contract year, but it will never be less than zero; and

     7.   the WAB will be reset as follows:

          (A) if the ALP has not been established, the WAB will be equal to the reset GBA.

          (B) if the ALP has been established, the WAB will be equal to the reset ALP, divided by the current ALP Percentage; and

     8. the ELB, if greater than zero, will be reset to the contract value, if your contract value is less.

We reserve the right to cancel required asset allocation to specified investment options for this rider


                                     Page 8                             (7/2009)
after 30 days written notice. If specified investment options are not required, you may allocate your contract value and additional purchase payments as provided in the contract.

REMAINING BENEFIT AMOUNT (RBA) PAYOUT OPTION

As an alternative to the annuity payment plans available under the Annuity Provisions in your contract, a fixed payout option is available under this rider. You can elect this option after the Waiting Period.

Under this option, the amount payable each year will be equal to the remaining schedule of GBPs but the total amount paid over the life of the annuity will not exceed the total RBA at the time you begin this fixed payout option. These annualized amounts will be paid in monthly installments. If the monthly payment is less than $100, we have the right to change the frequency, but no less frequently than annually. If, at the death of the owner or annuitant, payments have been made for less than the total RBA, the remaining payments will be made to the beneficiary.

In determining the remaining schedule of GBPs, the current GBP is fixed for as long as payments are made when the RBA Payout Option is elected.

This option may not be available if the contract is issued to qualify under
Section 403 or 408 of the Code, as amended. For such contracts, this option will be available only if the guaranteed payment period is less than the life expectancy of the owner or annuitant at the time the option becomes effective. Such life expectancy will be computed using the life expectancy tables as defined in section 72 of the Code.

This payout option is also available to beneficiaries when the death benefit is payable, subject to the Payments to Beneficiary section of the contract. Whenever multiple beneficiaries are designated under the contract, each such beneficiary's share of the proceeds, if they elect this option, will be in proportion to their applicable designated beneficiary percentage.

If you choose to receive the RBA Payout Option, all other contract features, rider features and charges terminate after the RBA payout option is elected.

We reserve the right to adjust the remaining schedule of GBPs if necessary to comply with the Code.

CONTRACT PROVISION MODIFICATIONS

Because of the addition of this rider to your contract, several contract provisions are modified as described above and as further described below.

VALUATION DATE DEFINITION

A valuation date is each day the New York Stock Exchange is open for trading. At the New York Stock Exchange close of business, the next valuation date begins.

PURCHASE PAYMENTS PROVISIONS

This rider amends the Amount and Intervals provision to limit when purchase payments may be paid as described below. It also amends the Payment Limits Provision to restrict payments after the first contract year to an amount less than The Maximum Total RVS Variable Annuity Purchase Payment Per Annuitant Life, shown under Contract Data.

The rider prohibits additional purchase payments unless received at time of application or within 90 days thereafter, or (1) this is tax qualified contract where we allow additional purchase payments in any contract year up to the maximum permissible annual contribution described by the Code, or (2) we allow otherwise on a non-discriminatory basis.

The rider also prohibits additional purchase payments while the rider is effective, if:

     (1) you decline any Annual Rider Fee increase as described in the Rider Charges provision, or

     (2) the ALP is established and your contract value on an anniversary is less than four times the ALP. (For the purpose of this calculation only, the ALP is determined using ALP Percentage B.)

In addition, we reserve the right to change these purchase payments limitations, including making further restrictions, upon written notice.

ALLOCATION OF PURCHASE PAYMENTS

Because this rider requires asset allocation to specified investment options, allocation of purchase payments shall be determined by your investment option selection from investment


                                     Page 9                             (7/2009)
options available for this rider.

TRANSFERS OF CONTRACT VALUES PROVISION

Because this rider requires asset allocation to specified investment options, transfer privileges granted under the contract are suspended other than: (1) transfers among the available investment options as described in the Investment Options and Limits provision, provided such transfers are not determined to disadvantage other contract owners, (2) automated transfers necessary to adjust contract value allocations to match the allocation percentages utilized in certain investment options, or (3) transfers as otherwise agreed to by us.

RULES FOR WITHDRAWAL

Minimum account values following a withdrawal no longer apply to your contract.

For withdrawals, the withdrawal will be taken from the variable subaccounts, Guarantee Period Accounts (where available), the One-Year Fixed Account (if applicable) and the DCA Fixed Account in the same proportion as your interest in each bears to the contract value. You cannot specify from which accounts the withdrawal is to be taken.

If the contract value reduces to zero, the following will occur:

1. If the younger Covered Spouse has not reached the ALPAA and the total RBA is greater than zero, and if the contract value is reduced to zero as a result of fees or charges, or a withdrawal that is less than or equal to the RBP; then the owner must choose to receive either:

     (A)  the remaining schedule of GBPs until the total RBA equals zero, or

     (B) wait until the rider anniversary following the date the younger Covered Spouse reaches the ALPAA and receive the ALP annually until the later of:

          (i)  the death of both Covered Spouses; or

          (ii) the total RBA is reduced to zero.

     We will notify you of this option. If no election is made, option (B) above will be paid.

2. If the younger Covered Spouse has reached the ALPAA and the total RBA is greater than zero, and

     (A) if the contract value is reduced to zero as a result of fees or charges, or a withdrawal that is less than or equal to both the RBP and the RALP, the owner must choose to receive either

          (i) the remaining schedule of GBPs until the total RBA equals zero, or

          (ii) the ALP which will be paid annually until the later of:

               (a)  the death of both Covered Spouses, or

               (b)  the total RBA is reduced to zero.

          We will notify you of this option. If no election is made, option (ii) above will be paid.

     (B) If the contract value is reduced to zero as a result of a withdrawal that is greater than the RALP, but less than or equal to the RBP, the remaining schedule of GBPs will be paid until the total RBA equals zero.

     (C) If the contract value is reduced to zero as a result of a withdrawal that is greater than the RBP but less than or equal to the RALP, the ALP will be paid annually until the death of both Covered Spouses.

In (1) and (2) above:

- These annualized amounts will be paid in monthly installments. If the monthly payment is less than $100, we have the right to change the frequency, but no less frequently than annually.

-    We will no longer accept subsequent purchase payments.

-    No more charges will be collected for the rider.

- The death benefit becomes the remaining payments, if any, until the RBA is reduced to zero.

- In determining the remaining schedule of GBPs, the current GBP is fixed for as long as payments are made.

- If the owner had been receiving the ALP, upon the first death the ALP will continue to be paid annually until the later of 1) the death of the last surviving Covered Spouse or 2) the RBA is reduced to zero. In all other situations the death benefit becomes the remaining payments, if any, until the RBA is reduced to zero.

3. If the younger Covered Spouse has not reached the ALPAA, and the RBA is zero, and if the contract value is reduced to zero as a result of fees, charges, or a withdrawal, this rider and the contract will terminate.

4. If the younger Covered Spouse has reached the ALPAA, and the RBA is zero, and if the contract value is reduced to zero as a result of a withdrawal that is greater than the RALP, this rider and the contract will terminate.

DEATH BENEFIT BEFORE ANNUITIZATION

If the death benefit becomes payable at the death of a Covered Spouse, the surviving Covered Spouse must utilize the spousal continuation provision to continue


                                     Page 10                            (7/2009)
the joint benefit. If spousal continuation is not available under the terms of the contract, the rider terminates. The lifetime benefit of this rider ends at the death of the last surviving Covered Spouse.

If the contract value is greater than zero when the death benefit becomes payable, the beneficiary may:

1.   elect to take the death benefit under the terms of the contract, or

2.   take the RBA payout option available under this rider, or

3.   continue the contract under the spousal continuation provision below.

If the contract value equals zero at the death of the last surviving Covered Spouse, the following will occur:

1. If the RBA is greater than zero and the owner had been receiving the GBP each year, the GBP will continue to be paid to the beneficiary until the RBA is depleted.

2. If the RBA is greater than zero, and if the owner had been receiving the ALP each year; then the ALP will continue to be paid to the beneficiary until the RBA is depleted.

3. If the RBA equals zero, the benefit terminates. No further payments are made.

SPOUSE'S OPTION TO CONTINUE CONTRACT

If the surviving spouse is a Covered Spouse and chooses to continue the contract under the spousal continuation provision, the following provisions apply:

1.   The rider continues as part of the contract.

2. The surviving Covered Spouse can name a new beneficiary, however, a new Covered Spouse cannot be added to the rider.

3. At the time of spousal continuation, a Step-up may be available. If the spousal continuation Step-up is processed, the Step-up date is the valuation date spousal continuation is effective. All Annual Step-up rules also apply to the spousal continuation Step-up, except that (A) the RBP will be calculated as the GBP after the Step-up less all prior withdrawals made during the current contract year, but will never be less than zero, and (B) the RALP will be calculated as the ALP after the Step-up less all prior withdrawals made during the current contract year, but will never be less than zero.

CHANGE OF OWNERSHIP

Since the joint life benefit requires that the surviving Covered Spouse continue the contract under the "Spouse's Option to Continue Contract" provision, only ownership arrangements that permit such continuation are allowed at rider issue.

If the owner is a natural person, only the Covered Spouses can be owners. If there is a non-natural owner, one of the Covered Spouses must be the annuitant. Ownership changes are only allowed between the Covered Spouses and are subject to our approval, if allowed by state law. No other ownership changes are allowed as long as the rider is in force.

ASSIGNMENT

If allowed by state law, an assignment is subject to our approval.

RIDER CHARGES

We deduct the charge for this rider from your contract value once a year on your contract anniversary. We pro-rate this charge among the variable subaccounts, Guarantee Period Accounts (where available), the One-Year Fixed Account (if applicable) and the DCA Fixed Account in the same proportion your interest in each account bears to your total contract value.

The charge is calculated on your contract anniversary by multiplying the Annual Rider Fee by the greater of the anniversary contract value or the total RBA.

The Annual Rider Fee may vary with your investment option and is subject to the Maximum Annual Rider Fee shown under Contract Data.

The Initial Annual Rider Fee associated with your initial investment option is shown under Contract Data. The following describes how your Annual Rider Fee may increase:

1. We may increase the Annual Rider Fee at our discretion and on a nondiscriminatory basis. Your Annual Rider Fee will increase if we declare an increase to the fee with written notice 30 days in advance except as described below. The new fee will be in effect on the date we declare in the written notice.

     (A) You can decline this increase and therefore all future fee increases if we receive your written request prior to the date of the fee increase, in which case you permanently relinquish:

          (i)   all future Annual Step-ups and spousal continuation Step-ups,

          (ii)  any ability to make additional purchase payments, and


                                     Page 11                            (7/2009)

          (iii) any pending increase to the ALP on the later of the ELB Date or the date the ALP is established,

          (iv) the ability to change your investment option to one with a risk classification that is more aggressive than your current investment option. Any change to a less aggressive investment option will further limit the investment options available to the then current and less aggressive investment options.

          If you decline a rider fee increase, the WAB will not be increased as described under the Withdrawal Adjustment Base (WAB) provision, items 4 and 6.

          If you decline a rider fee increase and take a withdrawal during the Waiting Period, on the rider anniversary at the end of the Waiting Period, the total GBA, total RBA and WAB will be set equal to the lesser of:

          (i) the GBA at the time of the first withdrawal, plus any purchase payments and purchase payment credits made since the first withdrawal, minus total withdrawals taken, or

          (ii) the contract value.

     (B) You can terminate this rider if your Annual Rider Fee increase is more than 0.25% and if we receive your written request to terminate the rider prior to the date of the fee increase.

2. Your Annual Rider Fee may increase if you elect to change to an investment option with a more aggressive risk classification than your current investment option and if the new investment option has a higher current Annual Rider Fee. The Annual Rider Fees associated with the available investment options may change at our discretion, however these changes will not apply to this rider unless you change your investment option to one with a more aggressive risk classification. The new fee will be in effect on the valuation date we receive your written request to change your investment option.

There is no increase in the Annual Rider Fee for any required reallocation of your contract value to the Target Investment Option Classification following a withdrawal.

If the rider fee changes during a contract year, we will calculate an average rider charge, for that contract year only, that reflects the various different fees that were in effect that year, adjusted for the number of calendar days each fee was in effect.

If your contract or rider is terminated for any reason, the rider charge will be deducted, adjusted for the number of calendar days coverage was in place during the contract year.

TERMINATION OF THE RIDER

This rider cannot be terminated either by you or us except as follows:

1. After the death benefit is payable, continuation of the contract by any one other than a Covered Spouse will terminate the rider.

2. Annuitization of the contract under an annuity payment plan will terminate the rider.

3. In relation to certain Annual Rider Fee increases as described in the Rider Charges provision, your written request will terminate the rider.

4. Reduction of the contract value to zero as described in the Rules for Withdrawal provision will terminate the rider.

5.   Termination of the contract for any reason will terminate the rider.

                                              RiverSource Life Insurance Company


                                              /s/ Thomas Moore
                                              Thomas Moore
                                              Secretary


                                     Page 12                            (7/2009)

Guaranteed Lifetime Withdrawal Benefit Rider   SecureSource(R) 20 Rider

Covered Spouses                                John Doe
                                               Jane Doe
Rider Effective Date                           Effective August 1, 2009
Initial Annual Rider Fee                       1.45%
Maximum Annual Rider Fee                       2.50%
Maximum GBA, RBA, ELB and WAB                  $5,000,000.00
Maximum ALP                                    $300,000.00
Rider Credit Percentage                        20%
ELB Date                                       Third Rider Anniversary
Waiting Period                                 3 Years
Annual Lifetime Payment Attained Age           Age 65
Adjustment Threshold                           20%
Initial Investment Selection                   Moderately Aggressive
Target Investment Option Classification        Moderate
Number of Elective Investment Option Changes
   Permitted Per Contract Year                 2

                  Percentage A   Percentage B
                  ------------   ------------
GBP Percentage*        6%             5%
ALP Percentage*        6%             5%

* After the Waiting Period, the first withdrawal in a contract year will set the percentages as either Percentage A or Percentage B, and they will not change for the remainder of the contract year. See "GBP Percentage and ALP Percentage" provision.

Specified Investment Options/Allocation Restrictions and Limitations: This rider requires participation in the Portfolio Navigator asset allocation program. The Portfolio Navigator asset allocation program contains certain variable subaccounts, guarantee period accounts, if applicable, and the fixed account, if applicable. You may select from the following Portfolio Navigator models:
Conservative, Moderately Conservative, Moderate, Moderately Aggressive and Aggressive. If you elect to change asset allocation models, the Annual Rider Fee may increase. See the Rider Charges provision on page 11 of your rider.

DP275062-JT